Exhibit 99.2

SANUWAVE Health, Inc.

Third Quarter 2016 Investor Call

November 9, 2016

Participants

Lisa Sundstrom – Chief Financial Officer

Kevin Richardson – Chairman, and Chief Executive Officer

Peter Stegagno – Vice President, Operations

Analysts

Brian Marckx – Zacks Investment Research

Presentation

Operator

Good day, everyone, and welcome to today’s SANUWAVE Third Quarter 2016 Investor Call. At this time, all participants are in a listen-only mode. Later, you will have the opportunity to ask questions during the question and answer session. [Operator instructions].

It is now my pleasure to turn the conference over to Miss Lisa Sundstrom. Please go ahead, ma’am.

Lisa Sundstrom – Chief Financial Officer

Thank you, good morning. We appreciate your interest in SANUWAVE and in today’s call. SANUWAVE will now provide an update of our activities during the quarter as well as our third quarter 2016 financial results. Our quarterly report on Form 10-Q was filed with the SEC on November 8, 2016. If you would like to be added to the company’s distribution list, please call SANUWAVE at 770-419-7525, or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE. We encourage you to review the company’s filings with the Securities and Exchange
Commission including, without limitation, our Forms 10-K and 10-Q which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements. Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, November 9, 2016. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the Board, Kevin Richardson.

Kevin Richardson – Chairman, and Chief Executive Officer

Thanks, Lisa, 2016 has been an event-filled year, and we’re beginning to see the fruits of these efforts pay off. During the third quarter, SANUWAVE began to prepare for revenue growth, innovation, international expansion, and domestic product acceptance. To be effective for the future, we made a move to a larger office with expansion capabilities while also saving significant costs. We upgraded how we manage our IT so that as we expand rapidly, we can utilize the cloud.

We refined some of our go-to-market strategies, and most importantly submitted our application to the FDA. The goals of 2016 were three-fold: reestablish international, submit to the FDA, and prepare for profitable growth in the future. As we have highlighted previously, we have had a great year achieving our goals, raising adequate capital and hitting our targets.

I will now turn over to Lisa to discuss the financials specifically in the third quarter, and then Pete will discuss the FDA, and then we’ll have closing comments and open it up to Q&A. Lisa.

Lisa Sundstrom – Chief Financial Officer

Thank you, Kevin. Revenues for the three months ended September 30, 2016 were $256,000, an increase of $112,000 or 78% from the prior year. Our revenues result primarily from sales in Europe, Asia, and Asia-Pacific of our orthoPACE and dermaPACE devices and related applicators. The increase in revenues through 2016 was due to higher sales of orthoPACE devices, seven in 2016 versus one in 2015, and higher sales of new and refurbished applicators in Europe and Asia-Pacific.

Research and development expenses for the three months ended September 30, 2016 were $266,000, a decrease of $303,000 or 53% from the prior year. Research and development expenses decreased in 2016 as a result of lower payments to third-party clinical sites participating in the dermaPACE clinical study as the patient enrollment was completed in 2015. In addition, lower consulting related costs as the data results were also completed in 2015.

General and administrative expenses for the three months ended September 30, 2016 were $646,000, a decrease of $133,000 or 17% from the prior year. The decrease in general and administrative expenses is primarily due to reduced salary and related costs as a reduction in head count in July 2015 and lower investor relation fees. This is partially offset by higher consulting fees related to the preparation of taking dermaPACE to market upon potential FDA approval.

Net loss for the three months ended September 30, 2016 was $1.1 million or $0.01 per share compared to a net loss of $1million or $0.02 per share for the same period in 2015, an increase in the net loss of $112,000 or 11%. The increase in the net loss was primarily due to the loss on warrant valuation related to increase in our stock price and higher interest rates due to the amendment to notes payable related parties completed on June 15th, and issuance of promissory notes and convertible debentures earlier in 2016. These higher costs are partially offset by reduced operating expenses in 2016 as discussed above.

Looking at cash flows, as of September 30, 2016 we had cash on hand of $504,000 compared with $153,000 December 31, 2015. Net cash used by operating activities was $2.7 million for 2016 compared with $3 million for 2015. The decrease in 2016 in cash used for operations was primarily due to lower operating expenses in 2016 and is partially offset by higher losses on warrant liability valuation adjustments. We continue to project that our cash earned from operations will be approximately $175,000 to $225,000 per month in 2016 as funds will be utilized for preparation of additional analysis of the clinical data results as requested by the FDA in preparation of the loss of the dermaPACE upon approval.

Now, let me turn the call back to Kevin.

Kevin Richardson – Chairman, and Chief Executive Officer

Thank you, Lisa. We’re now going to turn it over to Pete, and he’ll talk about our products and FDA submission. We’ve already covered a lot of this in prior calls, but Pete will review where we stand. Thanks. Pete.

Peter Stegagno – Vice President, Operations

Good morning, everyone. SANUWAVE announced in our last earnings call that it had submitted to the US Food and Drug Administration, the FDA, a de novo petition requesting agency review and classification of the dermaPACE device for treating diabetic foot ulcers as a Class II device. Through the course of 2 trials, 336 patients were randomized in double-blind parallel group, sham-controlled, multi-sensor 24-week pivotal clinical trials that were designed to quantify the safety and effectiveness of the non-invasive procedures with the dermaPACE.

We’re still awaiting initial feedback from FDA which we expect by early January of 2017, possibly sooner. Due to the strong safety profile with the dermaPACE and the efficacy of the data showing statistical significance for wound closure for dermaPACE subjects at 20 weeks and out to 24 weeks, SANUWAVE believes that the dermaPACE device should appropriately be considered for classification into Class II as there is no legally marketed predicate device and there is not an existing Class III classification regulation, or one or more approved.

Should FDA determine that the regulatory criteria are met, FDA can decide to grant the de novo in which case the dermaPACE would be classified as a Class II and be marketed immediately. In addition to the strong safety and effectiveness data, the de novo petition also contains a discussion of device benefits, device risks, and risk mitigations. Additionally, the petition includes recommendations with special controls to provide guidelines for future assessment of devices that may follow. These guidelines include specific technical and clinical requirements which other devices must conform to in order to provide reasonable assurance of safety and effectiveness for future reviews by FDA.

Page | 2

On a different note, SANUWAVE is pleased to be exhibiting at MEDICA in Dusseldorf, Germany on November 14th through 17th, 2016 which is next week. We will be sharing the booth with our distributor for Belgium, the Netherlands, and Luxemburg, Ortho Medico, which is headquartered in Herzele, Belgium. MEDICA is the world’s largest medical trade fair attracting exhibitors and attendees from around the world, and we expect to make great contacts with potential distributors as well as potential and future customers.

With that said, I’ll turn it back over to Kevin.

Kevin Richardson – Chairman, and Chief Executive Officer

Thanks, Pete. In conclusion, and then we’ll open it up to Q&A, I’d like to thank a few different folks, the shareholders for supporting us, especially in the most recent way, the clinicians for working with us in the study, the distributors international for reengaging, and most important our employees for never giving up and now beginning to see the fruits of all this work.

As I mentioned earlier, we had three primary goals in 2016, reestablish international, which is now providing record growth, and in fact since our office move, it’s very hard for us during the office move to actually ship stuff. In August, having a record shipment in this quarter was very good for us and it just shows we’re ready for the growth that’s continuing into the fourth quarter. Next week, we’ll be at MEDICA again engaging the international side of it so that target’s been hit.

Pete submitted to the FDA as you heard from Pete. Now, we’re just going to have to wait and hear from them.

Phase three was prepping for profitable growth. Part of that was moving into the new office space which occurred over the summer. We moved from basically a 5,000 square foot facility that we were cramped in, we’re now at 7,500, has expansion capability to over 20,000. It’s really setting us up for the orders that will begin that we updated you on earlier this year that have been coming in and we’re ready for an FDA approval to really ramp up and get ahead of the curve.

We’ll announce how our order book looks, probably in early December after the MEDICA conference, we’ll have a better handle on how things are coming together. Right now, things in October were strong. Things in November are strong. December’s going to be a record as well, so we’re trying to fulfill all the orders we have in in this new facility. It’s encouraging that we’re meeting it, but quite frankly, the orders are strong right now for us.

Then, we’ll probably give an update on where we stand for the fourth quarter, as far as guidance, and then as you guys know once we hear from the FDA, we’ll let you know as soon as we can.

With that, I’m going to open it up to Q&A. We also have Julian here as well if you have any questions on the R&D front or anything along that regard as well. Thanks.

Operator

I’ll turn it back over to Kevin for any additional or closing remarks.

Kevin Richardson – Chairman, and Chief Executive Officer

Great, thank you all very much for participating. If you have questions, please contact us. You can call. You can email. If you’re in the Atlanta area, and want to stop by and check out the new facility, please do. Then, we’ll provide an update sometime in early December hopefully on how the orders are going.

Thanks, appreciate it. Have a good day.

Page | 3